Exhibit 3.1

AMENDEMENT TO DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK

The following changes shall be made to the Designation of Series A Convertible Preferred Stock. No others changes are being made.

1.	Section 1 shall be replaced in its entirety and shall hence forth with read as follows:

SECTION 1. DESIGNATION OF SERIES; RANK. The series of preferred stock established hereby shall be designated “Series A Convertible Preferred Stock” (and shall be referred to herein as the “Series A Preferred Shares”). The Series A Preferred Shares shall rank senior to the Corporation’s Common Stock. The authorized number of Series A Preferred Shares shalt be three hundred and thirty thousand (330,000). The number of Series A Preferred Shares may be decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of Series A Preferred Shares to less than the number of shares then issued and outstanding.

2.	Section 3 shall be replaced in its entirety and shall hence forth with read as follows:

SECTION 3. LIQUIDATION RIGHT PREFERENCE. The holders of Series A Preferred Shares shall have no liquidation rights.

3.	Section 4 shall be replaced in its entirety and shall hence forth with read as follows:

SECTION 4. VOTING RIGHTS. The holders of Series A Preferred Shares shall have no voting rights.

4.	Section 5 shall be replaced in in its entirety and shall henceforthwith read as follows:

SECTION 5. CONVERSION. The holders of Series A Preferred Shares shall have conversion rights and obligations as follows:

(i) The holder may, at any time and from time to time convert all of its shares of Series A Preferred Shares into a number of fully paid and nonassessable shares of common stock (“Conversion Shares”) determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion, by 0.152 (Conversion Price”).

(ii) Conversion into Common Shares. The Series A Preferred Shares have a forced conversion feature at the option of the Company at any time after issuance and, in any event, any and all issued and outstanding shares of Series A Preferred Shares shall automatically convert into shares of common stock at the Conversion Price, on December 31, 2018.

(iii) All Conversion Shares will, upon, issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

Section 6 shall be deleted in its entirety.